                                                                   Exhibit 99(a)


Press Contacts:         Janet Skidmore    Investor Contact:     Mark Stejbach
                        (908) 423-3046                          (908) 423-5185

                        Chris Loder
                        (908) 423-3786


        MERCK ANNOUNCES THIRD-QUARTER 2002 EARNINGS PER SHARE OF 83 CENTS

      - MERCK'S FIVE LARGEST PRODUCTS DRIVE HUMAN HEALTH SALES, ACHIEVE SALES INCREASE OF 8% OVER THIRD QUARTER 2001

      -     COMPANY AFFIRMS 2002 EARNINGS PER SHARE ESTIMATES

WHITEHOUSE STATION, N.J., Oct. 18, 2002 - Merck & Co., Inc. today announced that earnings per share for the third quarter of 2002 were $0.83, compared to $0.84 in the third quarter of 2001. Consolidated net income was $1,884.0 million, compared to $1,948.2 million in the third quarter of last year. Consolidated sales were $12.9 billion for the quarter, an increase of 8% compared to the same period last year.

      For the first nine months of 2002, earnings per share were $2.31, compared to $2.33 in the first nine months of 2001. Consolidated net income was $5,259.7 million, compared to $5,420.9 million for the first nine months of 2001. Consolidated sales grew 8% for the first nine months of 2002 to $37.9 billion.

      Merck's five key growth drivers - ZOCOR, VIOXX, COZAAR and HYZAAR*, FOSAMAX and SINGULAIR - collectively had increased sales of 8% for the quarter and drove Merck's human health sales performance. Overall, Merck's human health sales in its core pharmaceuticals business were in line with 2001 for the third quarter and first nine months, excluding a 1% benefit and a 1% unfavorable effect from foreign exchange for the third quarter and first nine months, respectively. The human health sales performance includes the unfavorable effect from products affected by patent expirations, including VASOTEC, VASERETIC, PEPCID, MEVACOR, PRINIVIL and PRINZIDE. Sales outside of the United States accounted for 38% of the company's first nine months of 2002 human health sales. Merck's consolidated sales growth also benefited from Medco Health Solutions, Inc.'s (Medco Health) sales, which increased this quarter by 13% over the third quarter of 2001 and 14% over the first nine months of 2002.

                                    - more -

*COZAAR and HYZAAR are registered trademarks of E.I. DuPont de Nemours & Company, Wilmington, DE, USA

      Marketing and Administrative expenses increased 2% for the quarter and decreased 4% for the first nine months of 2002. The increase for the quarter reflects the impact of additional sales forces in support of new product introductions and new indications. Underlying the growth in the third quarter and reflected in the decrease for the nine months are operational-efficiency and work redesign initiatives, which reduced the company's overall cost structure.

      Merck also announced today that it is increasing the level of detail it provides to investors by reporting sales for its major individual products on a net basis.

FIVE KEY GROWTH DRIVERS REMAIN SOLID

      "We focus on translating cutting-edge science into breakthrough medicine," said Raymond V. Gilmartin, chairman, president and chief executive officer. "The potential of our five largest medicines continues to be demonstrated by results of key clinical outcomes studies. By focusing on what we do best - discovering and developing important new medicines that improve and save people's lives - Merck's growth potential remains strong."

      ZOCOR, Merck's cholesterol-modifying medicine, continued its solid performance with third quarter worldwide sales rising to $1.5 billion. ZOCOR remains a therapy of choice for many physicians as studies confirm the demonstrated ability of ZOCOR to act favorably on all three key lipid parameters
- LDL-C (so-called "bad" cholesterol), HDL-C (so-called "good" cholesterol) and triglycerides. Results from the landmark Heart Protection Study (HPS), the largest-ever study using a cholesterol-modifying medicine, were published in July in The Lancet. In the third quarter, a supplemental New Drug Application
(NDA) was filed with the U.S. Food and Drug Administration (FDA) to incorporate data from HPS into the ZOCOR label. HPS showed that ZOCOR 40 mg was the first and only cholesterol-lowering medicine proven to save lives by reducing the risk of heart attack and stroke in high-risk patients, including people with diabetes, regardless of cholesterol levels. New federal guidelines, which now report that people with diabetes are at increased risk for cardiovascular disease, have increased the number of people in the United States who are eligible for statin therapy by an additional 10 million.

      VIOXX, the company's second-largest selling medicine, achieved $755 million in worldwide sales in the third quarter. Gastrointestinal (GI) safety remains an important consideration when physicians are choosing a medication for the treatment of arthritis. Since the GI outcomes data from the landmark 8,000-patient VIOXX Gastrointestinal Outcomes Research (VIGOR) study were added to the labeling for VIOXX, the number of key managed care accounts with VIOXX in an advantaged position among coxibs continues to grow. More than 20 million people now have exclusive or preferred access to VIOXX through their managed care plans.

                                    - more -

      In clinical studies in acute pain, VIOXX has demonstrated superior efficacy to codeine with acetaminophen as well as oxycodone with acetaminophen. Outside the United States, VIOXX maintains its leadership position as the most widely prescribed COX-2 inhibitor in Latin America, Canada and Europe, where it is the coxib with the broadest range of indications, including acute pain (VIOXXACUTE).

      COZAAR and HYZAAR, Merck's high blood pressure medicines, are together the No. 1 prescribed angiotensin II antagonists (AIIAs) worldwide. In the third quarter, global sales for the two products reached $550 million. In September, the FDA approved COZAAR to reduce the rate of progression of nephropathy (kidney disease) in Type 2 diabetic patients with hypertension and nephropathy. The new indication is based on the Reduction of Endpoint in Non-Insulin Dependent Diabetes Mellitus with the Angiotensin II Antagonist Losartan (RENAAL) study, which showed that while COZAAR had no effect on overall mortality, it significantly delayed progression to end-stage renal disease (ESRD), a condition requiring dialysis or kidney transplantation for survival.

      Merck has submitted a supplemental NDA for COZAAR based on the results of the Losartan Intervention for Endpoint Reduction in Hypertension (LIFE) study announced earlier this year. The study found that use of COZAAR significantly reduced the combined risk of cardiovascular death, heart attack and stroke in patients with hypertension and left ventricular hypertrophy (LVH) compared to the beta-blocker atenolol. An analysis of the treatment effect by ethnicity suggested that black patients treated with atenolol were at lower risk of experiencing cardiovascular death, heart attack and stroke compared to patients treated with COZAAR, even though both drugs lowered blood pressure to a similar degree. A subanalysis of the LIFE study in patients with isolated systolic hypertension (ISH) was published in a September edition of the Journal of the American Medical Association (JAMA). This study showed that COZAAR significantly reduced the risk of stroke by 41 percent and cardiovascular death by 46 percent in this patient population compared to atenolol, although COZAAR did not demonstrate a statistically significant reduction in the overall combined risk of cardiovascular death, heart attack and stroke.

      Global sales of FOSAMAX, the leading product worldwide for the treatment of postmenopausal, male and glucocorticoid-induced osteoporosis, were solid in the third quarter of 2002, reaching $455 million. Two new studies on FOSAMAX were presented at the annual meeting of the American Society of Bone Mineral Research (ASBMR) in September. The first showed that over a 10-year period FOSAMAX provided continuous increases in lumbar spine bone mass. A second study, the first head-to-head study of bisphosphonates, showed that in

                                    - more -

European patients FOSAMAX 70 mg once weekly increased lumbar spine and hip bone mineral density (BMD) more than risedronate 5 mg once daily using a European dosing regimen.

      SINGULAIR, Merck's once-a-day leukotriene receptor antagonist, continued its strong performance in the third quarter, with global sales of $350 million. The FDA is currently reviewing SINGULAIR, the No. 1 prescribed asthma controller in the United States, for a possible new indication as treatment of seasonal allergic rhinitis (hay fever). Positive results from a major trial involving SINGULAIR were presented at the European Respiratory Society meeting in Stockholm in September. The study showed SINGULAIR dosed once-a-day, taken with the inhaled corticosteroid (ICS) budesonide dosed at 800 mg/day, was at least as effective in controlling asthma as budesonide alone at double the dose (1600 mg/day), as measured by morning peak flow rate (a measure of lung function).

ARCOXIA AND ZETIA FUEL PIPELINE

      ARCOXIA and ZETIA are two investigational medicines currently under regulatory review for approval in many countries of the world.

      With the completion of the European Union's Mutual Recognition Procedure, which excluded France and Germany, ARCOXIA has received medical clearance in the remaining European countries as a once-daily treatment for osteoarthritis, rheumatoid arthritis and acute gouty arthritis. To date, ARCOXIA has been launched in the United Kingdom, Mexico, Brazil and several other countries in Latin America.

      Results from a study of ARCOXIA in patients with rheumatoid arthritis were published in the August issue of the Journal of Rheumatology. The study showed that ARCOXIA 90 mg once daily provided superior improvements in pain and inflammation compared to both placebo and naproxen 500 mg twice daily, a widely prescribed nonsteroidal anti-inflammatory drug (NSAID) for patients with rheumatoid arthritis. In a similarly designed study, ARCOXIA provided comparable efficacy to naproxen. Another study of ARCOXIA was presented in August at the World Congress on Pain in San Diego. That study showed that ARCOXIA 120 mg provided significantly greater pain relief following dental surgery compared to oxycodone 10 mg combined with acetaminophen 650 mg. In addition to the pain relief seen with ARCOXIA, significantly fewer patients taking ARCOXIA experienced nausea and vomiting, common side effects of narcotic pain relievers.

      Yesterday, Merck and Schering-Plough Corp. announced that ezetimibe received marketing approval in Germany for use alone and with all marketed statins for the treatment of elevated cholesterol levels. Ezetimibe will be marketed as EZETROL in Germany. If approved in the United States, ezetimibe will be marketed under the tradename ZETIA.

                                    - more -

      At the European Society of Cardiology meeting in September, Merck/Schering-Plough Pharmaceuticals reported two analyses from two Phase III clinical trials that showed ZETIA 10 mg provided consistent reductions in LDL-C when co-administered with any dose of any statin. In the first analysis, which involved the Add-On study, ZETIA reduced LDL-C by an additional 25 percent when combined with simvastatin, atorvastatin and all marketed statins compared to a 4 percent reduction seen with the addition of placebo to ongoing statin therapy.

      In the second analysis, which involved four previously presented co-administration studies, ZETIA provided significant additional reductions in LDL-C at every dose of atorvastatin, simvastatin, pravastatin and lovastatin.

MEDCO HEALTH SOLUTIONS, INC. DELIVERS STRONG RESULTS

      Medco Health continued to deliver strong sales growth in the third quarter, increasing 13% over the third quarter of 2001.

      Medco Health continued to expand its pre-eminent home delivery business in the third quarter. Medco Health's home delivery prescriptions grew by 9 percent over the third quarter 2001 to 20.2 million, and now represent 16 percent of Medco Health's total prescription volume. Medco Health has the largest and most highly automated home delivery pharmacy service in the pharmacy benefit manager
(PBM) industry. Medco Health managed 130.3 million prescriptions in total during the quarter.

      Medco Health processed through its comprehensive member website, www.medcohealth.com, 2.9 million prescriptions in the third quarter, an approximately 52 percent increase over the third quarter 2001.

      Merck remains fully committed to the establishment of Medco Health as a separate, publicly traded company and intends to complete the separation by July 2003, subject to market conditions. The Internal Revenue Service has issued a favorable ruling recently regarding the initial public offering (IPO) and spin-off of Medco Health Solutions, Inc. Supplemental disclosures for Merck & Co., Inc. on a stand-alone basis (excluding the results of Medco Health's operations) and for Medco Health Solutions, Inc. on a stand-alone basis are on pages 9-12 of this news release.

MERCK REMAINS COMFORTABLE WITH 2002 EARNINGS PER SHARE ESTIMATES

      Merck also announced today that it continues to anticipate earnings per share (EPS) for 2002, on an as-reported basis, to be at the same level as 2001 results. The 2002 as-reported EPS will be affected by the benefit from the implementation of FAS 142 regarding goodwill amortization, most of which relates to Merck's 1993 acquisition of Medco Health. Please see page 13 of this news release for a breakdown of Merck's full-year 2002 financial guidance.

                                    - more -

      Merck also confirmed that it expects its core pharmaceutical business to deliver double-digit earnings-per-share growth in 2003.

      Investors are invited to listen to a live webcast of Merck's third-quarter earnings conference call today at 9 a.m., Eastern Time, by visiting Merck's corporate website at www.merck.com. The call will be available for replay on the Merck website until Oct. 25, 2002. This quarter, gross and net sales for key products are available on the Merck website.

      Merck & Co., Inc. is a leading research-driven pharmaceutical products and services company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures.

      Medco Health Solutions, Inc., the nation's largest pharmacy benefits manager, managed over $29 billion in drug spend for its clients in 2001, helping them to control the cost and enhance the quality of prescription drug benefits they offer their 65 million members.

      This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Item 1 of our Form 10-K for the year ended Dec. 31, 2001, and in our periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.

                                    - more -

The following tables show the financial results for Merck & Co., Inc. and subsidiaries for the quarter and nine months ended Sept. 30, 2002, compared with the corresponding periods of the prior year.

                               (In Millions Except Earnings per Common Share)
                                         Quarter Ended September 30
                                ---------------------------------------------
                                                                       %
                                        2002             2001       Change
                                     ----------       ----------    ------
Sales                                $ 12,892.9       $ 11,919.6        8%

Costs, Expenses and Other
Materials and production                8,080.1          7,082.8       14*
Marketing and administrative            1,562.7          1,525.3        2
Research and development                  676.9            590.3       15
Equity income from affiliates            (188.7)          (164.1)      15
Other (income) expense, net                70.6            102.2      -31

Income Before Taxes                     2,691.3          2,783.1       -3

Taxes on Income                           807.3            834.9

Net Income                              1,884.0          1,948.2       -3

Basic Earnings per Common Share           $0.84            $0.85       -1

Earnings per Common Share
Assuming Dilution                         $0.83            $0.84       -1

Average Shares Outstanding              2,249.9          2,282.9

Average Shares Outstanding
Assuming Dilution                       2,265.9          2,312.4

*The increase in materials and production costs for the three months ended Sept.
 30, 2002, is primarily driven by growth in the Medco Health business.

                                    - more -

                               (In Millions Except Earnings per Common Share)
                                        9 Months Ended September 30
                                ---------------------------------------------
                                                                       %
                                        2002             2001       Change
                                     ----------       ----------    ------

Sales                                $ 37,871.9       $ 35,157.8       8%

Costs, Expenses and Other
Materials and production               24,353.5         21,334.1      14*
Marketing and administrative            4,505.3          4,669.0      -4
Research and development                1,838.4          1,740.0       6
Equity income from affiliates            (550.7)          (557.8)     -1
Other (income) expense, net               211.6            228.4      -7

Income Before Taxes                     7,513.8          7,744.1      -3

Taxes on Income                         2,254.1          2,323.2

Net Income                              5,259.7          5,420.9      -3

Basic Earnings per Common Share           $2.33            $2.36      -1

Earnings per Common Share
Assuming Dilution                         $2.31            $2.33      -1

Average Shares Outstanding              2,261.1          2,292.7

Average Shares Outstanding
Assuming Dilution                       2,281.0          2,329.1

 * The increase in materials and production costs for the nine months ended Sept. 30, 2002, is primarily driven by growth in the Medco Health business.

                                    - more -

SUPPLEMENTAL DISCLOSURE

The following tables reflect the stand-alone operating results of Merck & Co., Inc. ("Merck") excluding Medco Health Solutions, Inc. ("Medco Health"), and the stand-alone operating results of Medco Health. The combination of the historical stand-alone operating results of Merck and Medco Health will not equal Merck's consolidated operating results. Certain consolidating adjustments are necessary in the preparation of such consolidated operating results, associated primarily with sales of Merck products by Medco Health and related rebates received by Medco Health from Merck.

                                           Merck & Co., Inc.
                                         On a Stand-alone Basis
                                             (In Millions)
                                       Quarter Ended September 30
                               ------------------------------------------
                                                                      %
                               2002               2001             Change
                               ----               ----             ------
Sales                         $5,426.1           $5,443.7            --%

Costs, Expenses and Other
Materials and production         973.2              917.3             6
Marketing and administrative   1,407.6            1,391.1             1
Research and development         676.9              590.3            15
Equity income from affiliates   (188.7)            (164.1)           15
Other (income) expense, net       46.8               55.1           -15

Income Before Taxes            2,510.3            2,654.0            -5

Taxes on Income                  743.0              772.3

Net Income                     1,767.3            1,881.7            -6

                                    - more -

                                           Merck & Co., Inc.
                                         On a Stand-alone Basis
                                             (In Millions)
                                      9 Months Ended September 30
                               ------------------------------------------
                                                                      %
                               2002               2001             Change
                               ----               ----             ------
 Sales                        $15,388.1          $15,627.3            -2%

 Costs, Expenses and Other
 Materials and production       2,779.5            2,666.1             4
 Marketing and administrative   4,113.8            4,279.5            -4
 Research and development       1,838.4            1,740.0             6
 Equity income from affiliates   (550.7)            (557.8)           -1
 Other (income) expense, net      132.0               88.5            49

 Income Before Taxes            7,075.1            7,411.0            -5

 Taxes on Income                2,094.2            2,156.6

 Net Income                     4,980.9            5,254.4            -5

                                    - more -

                                          Medco Health Solutions, Inc.
                                             On a Stand-alone Basis
                                                 (In Millions)
                                        Fiscal Quarter Ended September 28
                                   -------------------------------------------
                                       Sept. 28      Sept. 29           %
                                         2002          2001          Change
                                       --------      --------       --------
Product net revenues                   $7,937.3      $7,045.5             13%
Service revenues                          102.0          78.8             29
                                       --------      --------
   Total net revenues                   8,039.3       7,124.3             13

Cost of operations
   Cost of product net revenues         7,650.7       6,733.3             14
   Cost of service revenues                45.5          37.9             20
                                       --------      --------
      Total cost of revenues            7,696.2       6,771.2             14
   Selling, general and
      administrative expenses             166.9         146.5             14
   Amortization of goodwill                --            26.7              *
   Amortization of intangibles             21.2          21.2             --
   Other (income) expense, net             --            (0.7)             *
                                       --------      --------
         Total cost of operations       7,884.3       6,964.9             13

Income before provision for
   income taxes                           155.0         159.4             -3

Provision for income taxes                 64.8          80.5

Net income                                 90.2          78.9             14

Note 1: Included in product net revenues and cost of product net revenues are retail co-payments of approximately $1,533.9 million and $1,362.5 million for the third quarter of 2002 and 2001, respectively. The retail co-payments are recorded as revenue because under Medco Health's contracts with its clients and affiliated retail pharmacies, Medco Health is principally responsible for managing the entire drug transaction, including the co-payment. It is also important to note that for each co-payment included in Medco Health's revenues there is a corresponding offset as a cost of revenues, so net income is not affected by this accounting.

Note 2: Included in cost of operations is depreciation of $42.0 million and $32.3 million for the third quarter of 2002 and 2001, respectively.

                                    - more -

                                          Medco Health Solutions, Inc.
                                             On a Stand-alone Basis
                                                 (In Millions)
                                       Fiscal 9 Months Ended September 28
                                    -------------------------------------------
                                     Sept. 28        Sept. 29            %
                                       2002            2001            Change
                                    ----------      ----------       ----------
Product net revenues                $ 24,132.3      $ 21,129.5               14%
Service revenues                         286.5           266.0                8
                                    ----------      ----------
   Total net revenues                 24,418.8        21,395.5               14

Cost of operations
   Cost of product net revenues       23,351.2        20,305.6               15
   Cost of service revenues              127.6           138.8               -8
                                    ----------      ----------
      Total cost of revenues          23,478.8        20,444.4               15
   Selling, general and
      administrative expenses            430.7           431.9               --
   Amortization of goodwill               --              80.2                *
   Amortization of intangibles            63.7            63.7               --
   Other (income) expense, net             8.4            (3.6)               *
                                    ----------      ----------
         Total cost of operations     23,981.6        21,016.6               14


Income before provision for
   income taxes                          437.2           378.9               15

Provision for income taxes               182.8           191.3

Net income                               254.4           187.6               36

Note 1: Included in product net revenues and cost of product net revenues are retail co-payments of approximately $4,814.0 million and $4,081.9 million for the first nine months of 2002 and 2001, respectively. The retail co-payments are recorded as revenue because under Medco Health's contracts with its clients and affiliated retail pharmacies, Medco Health is principally responsible for managing the entire drug transaction, including the co-payment. It is also important to note that for each co-payment included in Medco Health's revenues there is a corresponding offset as a cost of revenues, so net income is not affected by this accounting.

Note 2: Included in cost of operations is depreciation of $116.9 million and $98.6 million for the first nine months of 2002 and 2001, respectively.

                                    - more -

                            MERCK FINANCIAL GUIDANCE

Merck announced that it is increasing the level of detail it provides to investors about its results by reporting sales for its major individual products on a net basis. Therefore, the company is now providing worldwide (WW) net sales guidance for Merck's five key growth drivers. This sales guidance is as follows:

Product                       2002 Net Sales ($billions)
-------                       --------------------------
ZOCOR                         $5.6 - 5.8
COXIBS (VIOXX & ARCOXIA)      $2.6 - 2.8
COZAAR & HYZAAR               $2.1 - 2.3
FOSAMAX                       $2.0 - 2.2
SINGULAIR                     $1.4 - 1.6

The new net sales guidance for COXIBS, COZAAR / HYZAAR, and SINGULAIR corresponds on a net basis to the same underlying business fundamentals that supported the company's gross sales guidance figures earlier this year. For ZOCOR and FOSAMAX, the guidance reflects the change to net sales as well as performance improvement seen in those products throughout the year.

- As expected, combined WW net sales of VASOTEC, PEPCID, MEVACOR and PRINIVIL, all of which had U.S. market exclusivity ending between 2000 and 2002, should decline in total to approximately $1.4 to $1.6 billion.

- Under an agreement with AstraZeneca (AZN), Merck receives supply payments at predetermined rates on the U.S. sales of certain products by AZN, most notably PRILOSEC and NEXIUM. The U.S. product patent on PRILOSEC expired in 2001. Accordingly, Merck anticipates that the total supply payments that the company receives from AZN will decline in 2002. This guidance for 2002 has not changed as a result of the recent court decision with respect to AZN's omeprazole patents.

- Marketing and administrative expense for 2002 is estimated to be at the same level as the full year 2001 expense.

- Research and development expense is estimated to be in the range of $2.7 - $2.8 billion in 2002.

OTHER P&L COMPONENTS

-  Merck's total company 2002 consolidated gross margin is estimated to be 36%.

- The company's 2002 consolidated tax rate is estimated to be approximately 30.0% to 30.5%, which is consistent with the full year 2001 rate of 30.0%.

Merck anticipates earnings per share (EPS) for 2002, on an as-reported basis, to be at the same level as 2001 results. The 2002 as-reported EPS will be affected by the benefit from the implementation of FAS 142 regarding goodwill amortization, most of which relates to Merck's 1993 acquisition of Medco.

The company expects its core pharmaceutical business to deliver double-digit earnings-per-share growth in 2003.

                                      # # #